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                       October 20, 2022

       Travis A. Morgan
       Chief Financial Officer
       Future Health ESG Corp.
       8 The Green
       Suite 12081
       Dover, DE 19901

                                                        Re: Future Health ESG
Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed August 22,
2022
                                                            File No. 1-40788

       Dear Travis A. Morgan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Industrial Applications and

                       Services